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                                                                    EXHIBIT 99.1

        PROGENICS INITIATES METHYLNALTREXONE PHASE-3 CLINICAL PROGRAM FOR
                          OPIOID-INDUCED CONSTIPATION

   Positive phase-2 trial in hospice patients provides basis for pivotal study

TARRYTOWN, N.Y. - December 20, 2002 - Progenics Pharmaceuticals, Inc. (Nasdaq:
PGNX) announced today that it has initiated a pivotal phase-3 clinical trial of its investigational drug methylnaltrexone (MNTX) for the reversal of opioid-induced constipation. Bowel dysfunction is a debilitating problem for patients with advanced medical illness who are being treated with narcotics for pain. The Company also announced positive preliminary results from its phase-2b study of MNTX in a hospice setting.

"Opioid-induced constipation in terminally ill patients is a serious medical problem that frequently has no satisfactory solution," said Charles F. von Gunten, M.D., Ph.D., Medical Director, Center for Palliative Studies at San Diego Hospice and an investigator in the clinical trial. "In this study, methylnaltrexone was well tolerated and rapidly reversed constipation in a majority of treated patients. Methylnaltrexone has the potential to be an important new drug to relieve patient discomfort and suffering."

The multi-center phase-2b clinical trial of MNTX for treatment of opioid-induced constipation has randomized 29, of an anticipated 33 patients, to one of four subcutaneous doses of MNTX given every other day for one week. Thereafter, patients could elect to continue on therapy for up to three additional weeks as part of an open-label extension study. During the extension phase, patients were
2.6 times as likely to have a bowel movement within four hours after receiving the highest MNTX dose (12.5 mg) versus the lowest dose (5 mg) analyzed (67% versus 26%, p = 0.04, chi-squared test, two-sided). There was also a significant dose-dependent laxation response to the four doses of MNTX used in the open-label study (p = 0.027, linear trend test, two-sided). Patients entering the clinical trial averaged 1.7 bowel movements per week, which increased to more than three laxations per week during the MNTX treatment phase.

Given the excellent tolerability profile of the open-label doses tested, the Company is also exploring higher doses of MNTX in the blinded portion of the study to examine the upper range of the dose-response curve. The Company is initiating its phase-3 clinical program based upon the preliminary positive results of the phase-2b study and the findings of prior clinical trials. Complete results from the phase-2b study are scheduled to be announced early next year.

Opioids are widely used to lessen suffering in advanced cancer and other terminal diseases. To relieve pain, narcotic medications such as morphine interact with receptors located in the central nervous system - the brain and spinal cord. Opioids, however, also react with receptors outside of the central nervous system, resulting in side effects which may be debilitating, including constipation, nausea, vomiting, and severe itching. MNTX blocks receptors in the body that cause these side effects. As MNTX does not cross the blood-brain barrier, it does not interfere with brain-centered pain relief.

There have been no serious adverse events reported to date related to MNTX in the phase-2b trial. The most common side effects were flatulence and abdominal cramping. These symptoms were interpreted as activation of the gastrointestinal tract, a necessary physiological prerequisite to bowel movement in patients with significant constipation. The cramping was transient, generally less than one hour in duration, and not dose related. As in previous trials, no evidence of opioid withdrawal was observed in the phase-2b trial, and there was no increase in analgesic requirements.

"The preliminary results from the open-label portion of the phase-2b methylnaltrexone study confirm and extend the findings obtained from 14 previous clinical studies," said Robert J. Israel, M.D., Progenics' Senior Vice President, Medical Affairs. "In these very ill patients, methylnaltrexone reversed the constipation caused by opioids while not interfering with pain palliation. This study supports the potential clinical utility of methylnaltrexone to rapidly reverse a debilitating side effect of pain medication in this patient population."


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In Progenics' pivotal phase-3 trial, a total of 150 patients with advanced medical illness and who are receiving chronic opioids will be treated at about 25 sites nationwide. The objective of this study is to evaluate the ability of single subcutaneous doses of MNTX (0.15 mg/kg or 0.30 mg/kg) or placebo to induce laxation within four hours. Patients completing the double-blind portion of the phase-3 study are eligible to receive MNTX in a four-week open-label treatment phase. The Company also plans to expand the phase-3 program to include additional randomized, multi-dose trials of MNTX in 2003.

Company Profile

Progenics Pharmaceuticals, Inc. of Tarrytown, NY, is a diversified biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company applies its expertise in immunology and molecular biology to develop biopharmaceuticals to fight viral diseases, such as human immunodeficiency virus (HIV) infection, and cancers, including malignant melanoma and prostate cancer. In supportive care, therapies are being developed to provide patients with an improved quality of life. Progenics' most clinically advanced product is methylnaltrexone, a compound in phase-3 clinical testing that is designed to block the debilitating side effects of opioid analgesics without interfering with pain palliation. The Company is conducting multi-dose phase-2 clinical trials with its lead HIV product, PRO 542, a viral-entry inhibitor and is in preclinical development with PRO 140 and other follow-on product candidates in HIV infection. The Company is developing cancer immunotherapies, including GMK, a cancer vaccine in phase-3 clinical trials for the treatment of malignant melanoma, and therapeutic prostate cancer vaccines and monoclonal antibodies based on PSMA (prostate-specific membrane antigen) technology.

Questions and answers:

1. When do you expect to disclose the blinded data from the phase-2b MNTX study? The phase 2b trial is scheduled to be completed in the next four to six weeks, and we plan to disclose the results thereafter.

2. How long will it take to complete the first phase-3 clinical trial of MNTX? We expect to complete and analyze the data from this MNTX clinical trial by the end of 2003.

3. When do you expect to file the New Drug Application (NDA) for MNTX in this indication? Given positive safety and efficacy results, we plan to file an NDA in 2004.



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4. What doses were used in the phase-2b study, and what were the preliminary response rates?

Open-Label Dose            Laxation within four hours
---------------            --------------------------
5 mg                                26%
7.5 mg                              48%
10 mg                               57%
12.5 mg                             67%

Blinded doses ranged from 1.0 mg to 20 mg.

5. Why did you switch from a unit dose in phase 2b to a mg/kg dose in phase 3? Patients with advanced illness have considerable variability in weight. We believe that mg/kg dosing provides us with a reliable means of achieving therapeutic levels of MNTX within this patient population. The doses selected for phase 3 were identified as active in the phase-2b study.

6. What is the status of the other MNTX clinical programs?
We are preparing to begin phase-2 clinical trials in January 2003 of intravenous MNTX in post-operative bowel dysfunction. Phase-2 clinical studies of oral MNTX for bowel dysfunction in patients receiving chronic opioid treatment for pain are scheduled to start later in 2003.

7. Do you plan to partner MNTX?
Now that we have commenced our MNTX phase-3 clinical program, we plan to explore strategic partnering opportunities in 2003.

This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words `anticipates,' `plans,' `expects' and similar expressions they are identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence when or proceed as planned, the risks and uncertainties associated with dependence upon the actions of the Company's corporate, academic and other collaborators and of government regulatory agencies, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and other periodic filings with the Securities and Exchange Commission to which investors are referred for further information. In particular, the Company cannot assure you that any of their programs will result in a commercial product. The Company does not have a policy of updating or revising forward-looking statements, and thus it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.